Exhibit 99.2

CARTER VALIDUS MISSION CRITICAL REIT II, INC. ANNOUNCES NET ASSET VALUE OF $9.25 PER SHARE OF CLASS A COMMON STOCK, CLASS I COMMON STOCK, CLASS T COMMON STOCK AND CLASS T2 COMMON STOCK

Tampa, FL, October 1, 2018 - The board of directors (the “Board”) of Carter Validus Mission Critical REIT II, Inc. (“CVMC REIT II”), a publicly registered non-traded real estate investment trust (“REIT”) focused on the acquisition and management of quality income-producing commercial real estate, with an emphasis on the data center and healthcare sectors, today announced an updated estimated per share net asset value (“NAV”) of $9.25 of each of CVMC REIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock as of June 30, 2018.

CVMC REIT II engaged Robert A. Stanger & Co., Inc. (“Stanger”), an independent third-party valuation firm, to calculate an estimated NAV and an appraised value of 70 of the 75 properties in CVMC REIT II’s real estate portfolio as of June 30, 2018. In calculating the estimated NAV, Stanger also relied upon the appraisal reports prepared by third parties other than Stanger on five properties with valuation dates ranging from February 7, 2018 to May 22, 2018, which CVMC REIT II provided to Stanger. The Board directed its audit committee (the “Committee”), comprised solely of independent directors, to review Stanger’s valuation analysis and estimates and recommend an estimated per share NAV of each of CVMC REIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock to the Board. Based on the Committee’s recommendation, the Board adopted an estimated per share NAV of $9.25 of each of CVMC REIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock. The determination of the updated estimated per share NAV of CVMC REIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock was solely the decision of the Board.

The various factors considered by the Board in determining the estimated per share NAV of CVMC REIT II’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock were based on a number of assumptions and estimates that may not be accurate or complete. Further, the value of CVMC REIT II’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Board intends to determine an updated estimated per share NAV of each of CVMC REIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock on at least an annual basis.

The $0.07 increase in the estimated per share NAV from June 30, 2017 at $9.18 to June 30, 2018 at $9.25 primarily related to an increase in real estate property values since June 30, 2017.

Michael Seton, Chief Executive Officer and President, stated, “We continue to strategically acquire healthcare and data center properties, which we believe are accretive to our overall portfolio. We continue to find acquisition opportunities to add to our diversified, well-positioned portfolio in a highly competitive and robust commercial real estate market."

About Carter Validus Mission Critical REIT II, Inc.
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded company headquartered in Tampa, Florida that has elected to be taxed, and believes it qualifies, as a REIT. Carter Validus Mission Critical REIT II, Inc. intends to acquire mission critical real estate assets located throughout the United States and abroad. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT II, Inc. intends to continue to focus its acquisitions on mission critical assets in the data center and healthcare sectors. See www.cvmissioncriticalreit2.com for more information.

Forward-Looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAV of the Company’s common stock. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Company’s subsequent Quarterly Reports on From 10-Q for the periods ended March 31, 2018 and June 30, 2018 filed with the U.S. Securities and Exchange Commission. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per Share NAV.

Media Contact:
Cynthia Etheredge
Marketing Director
cetheredge@cvreit.com
813-316-4323